U.S. Department of Health and Human Services

200 Independence Avenue SW

Washington, DC 20201

Office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA):

It is our understanding that Generex Biotechnology is working with the HHS, ASPR, BARDA, and other government agencies to develop the Ii-Key-SARS-CoV-2 peptide vaccine with the goal to begin vaccination in the Fall of 2020. This will require the collection of convalescent plasma for the screening and selection of peptides to be included in the final vaccine formulation. This formulation will then be administered as part of an adaptive design protocol in a clinical trial to assess safety and immunogenicity. Concurrently, a similar clinical trial will be conducted in a special population of healthcare workers. Subsequent special population trials will be conducted in pediatric, geriatric, and immunocompromised populations.

Please accept this letter as notice of our intent to support Generex Biotechnology and BARDA’s efforts to develop the Ii-Key-SARS-CoV-2/COVID-19 vaccine. Although we cannot commit financial support or inkind services at this time, we are eager to provide clinical and laboratory expertise. As resources permit, we are willing to assist in providing convalescent plasma and providing laboratory analysis for vaccine formulation and evaluation of efficacy endpoints for the clinical trials. We recognize the urgent need for vaccine development and are committed to partnering with Generex Biotechnology and BARDA to make it a reality.

Sincerely,

Davey Smith, MD, MAS

Chief | Division of Infectious Diseases and Global Public Health

Professor and Vice Chair of Faculty | Department of Medicine

Co-Director | San Diego California for AIDS Research (CFAR)

University of California San Diego